Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Management of the Trustee on Behalf of

Unit Holders of Sabine Royalty Trust

We have audited the accompanying statement of fees and expenses (as defined in Exhibit C to the Sabine Royalty Trust Agreement) paid by Sabine Royalty Trust to Bank of America, N.A. and Southwest Bank (collectively, the Trustee) as trustee and escrow agent, for the year ended December 31, 2014. This statement is the responsibility of the Trustee’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of fees and expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of fees and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 3, the Statement of Fees and Expenses was prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the Statement of Fees and Expenses referred to above presents fairly, in all material respects, the fees and expenses paid by Sabine Royalty Trust to Bank of America, N.A. and Southwest Bank, as trustee and escrow agent, for the year ended December 31, 2014, in conformity with the modified cash basis of accounting as described in Note 3.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

March 23, 2015

STATEMENT OF FEES AND EXPENSES

PAID BY SABINE ROYALTY TRUST TO

BANK OF AMERICA, N.A. AND SOUTHWEST BANK,

AS TRUSTEE AND ESCROW AGENT, FOR

THE YEAR ENDED DECEMBER 31, 2014

2014
Trustee’s fee	$307,579
Escrow agent’s fee	922,737

Total fees and expenses	1,230,316

The accompanying notes are an integral part of this statement.

Notes

1. Sabine Royalty Trust (the “Trust”) is an express trust formed under the laws of Texas by the Sabine Corporation Royalty Trust Agreement (the “Trust Agreement”) made and entered into effective as of December 31, 1982, between Sabine Corporation (“Sabine”), as trustor, and InterFirst Bank Dallas, N.A. (a predecessor to Bank of America, N.A.), as trustee. Southwest Bank (the “Bank”) became trustee (“Trustee”) effective May 30, 2014. Contemporaneously with the execution of the Trust Agreement, Sabine, the initial trustee and the predecessor of the Bank, as escrow agent (the “Escrow Agent”), entered into an escrow agreement which establishes an escrow (the “Escrow”). Prior to distribution of units of beneficial interest (the “Units”) in the Trust to Sabine’s shareholders, Sabine transferred to the Trust royalty and mineral interests, including landowner’s royalties, overriding royalty interests, minerals (other than executive rights, bonuses and delay rentals), production payments and other similar, non-participatory interests, in certain producing and proved undeveloped oil and gas properties in six states (the “Royalty Properties”).

In May 1988, Sabine was acquired by Pacific Enterprise (“Pacific”), a California corporation. Through a series of mergers, Sabine was merged into Pacific Enterprises Oil Company (USA) (“Pacific (USA)”), a California corporation and a wholly owned subsidiary of Pacific, effective January 1, 1990. This acquisition and the subsequent mergers had no effect on the Units. Pacific (USA), as successor to Sabine, has assumed by operation of law all of Sabine’s rights and obligations with respect to the Trust. As of July 31, 2006, Pacific (USA) was effectively merged into PEC Minerals.

The compensation agreement under the Trust Agreement provides for a “cost plus” fee payable to the Bank for all services rendered in its capacities as Trustee and as Escrow Agent. Generally, the fees payable to the Bank are calculated by dividing the expenses incurred by the Bank, as Trustee and as Escrow Agent, solely for services provided by the Bank in the administration of the Trust and the Escrow by seven-tenths (0.7). Professional and other noncontributing (out-of-pocket) expenses incurred by the Bank, as Trustee or as Escrow Agent, as the case may be, in the performance of its duties in the foregoing capacities are charged to the Trust or the Escrow, as the case may be, at cost. These expenses do not contribute to the fees payable to the Bank described above. Annually, the Trustee must estimate Trust and Escrow expenses contributing to the fee for the forthcoming year and publish this amount in the Trust’s first quarterly report to Unit holders. The Trustee can be penalized by forfeiture of reimbursement for part of its expenses if such expenses exceed the estimate. The Trustee also can earn a bonus by administering the Trust for total costs that are lower than the estimate. Southwest Bank and Bank of America, N.A. elected to forego bonuses earned of $52,391 in 2014.

2. Escrow Agent’s fees and Trustee’s fees consist of a profit margin plus all fully allocated costs incurred by the Banks, as Trustee and as Escrow Agent, in performing administrative services to the Trust as specified in the Trust Agreement. Allocated costs do not include any professional and related expenses paid to third parties.

All costs incurred by the Banks in its capacity as Trustee and as Escrow Agent are accumulated in one account. Fees based thereon are allocated between the Trustee function and the Escrow Agent function according to the actual administrative services rendered by the Bank in each capacity. Any determinations by the Banks as to the allocation of the fee between the Trustee and the Escrow Agent are conclusive and binding on the Unit holders and Pacific (USA), but in no event does the Bank’s allocation affect the aggregate fee payable to the Bank.

3. The Statement of Fees and Expenses is prepared on a modified cash basis, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. Trust expenses include payments made during the accounting period. Expenses are accrued to the extent of amounts that become payable on the next monthly record date following the end of the accounting period. These statements differ from statements prepared in conformity with accounting principles generally accepted in the United States of America because expenses other than those expected to be paid on the following monthly record date are not accrued.

This comprehensive basis of accounting other than accounting principles generally accepted in the United States of America corresponds to the accounting permitted for royalty trusts by the U.S. Securities and Exchange Commission, as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts.

4. On January 9, 2014, Bank of America, N.A. (as successor to InterFirst Bank Dallas, N.A.) gave notice to Unit holders that it was resigning as the Trustee subject to certain conditions including the appointment of Southwest Bank as trustee of the Trust. At a special meeting of Trust Unit holders, the Unit holders approved the appointment of Southwest Bank as successor trustee of the Trust, once Bank of America, N.A.’s resignation took effect. The effective date of Bank of America, N.A.’s resignation and the effective date of Southwest Bank’s appointment as successor trustee and successor escrow agent was May 30, 2014. The defined term “Trustee” or “Escrow Agent” as used herein shall refer to Bank of America, N.A. for periods prior to May 30, 2014 and shall refer to Southwest Bank for periods on or after May 30, 2014.